AMENDMENT
TO THE
WARRANT TO PURCHASE COMMON STOCK
OF
THEATER XTREME ENTERTAINMENT GROUP, INC.

Reference is made to that certain Warrant to Purchase Common Stock of Theater Xtreme Entertainment Group, Inc., issued as follows:

Issuer:	Theater Xtreme Entertainment Group, Inc. (the “Company”)
Issued to:	Bushido Managed Interests or Assignees (the “Warrant Holder”)
Warrant Shares:	________
Exercise Price:	$1.00 per share
Original Issue date:	October 23, 2006, (collectively, the “Warrant”)

Whereas, the Company is in the process of raising additional capital, and

Whereas, the Company desires that certain of its warrants be amended to facilitate this capital raise, and,

Whereas, the Warrant Holder agrees to amend said Warrant,

Now, therefore, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Warrant Holder hereby agree that the Warrant be and it hereby is amended as follows:

Section 3, paragraph items (3)(b) through (3)(e) be and they hereby are deleted in their entirety and Section 3, paragraph item (3)(e) is further amended by replacement to read as appears below, each action being effective on November 21, 2007:

“(e)  If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.”

All other provisions of the Warrant remain in full force and effect, other than any provision that conflicts with the terms and spirit of this amendment.

Agreed and Accepted:

Bushido Managed Interests or Assignees	Theater Xtreme Entertainment Group, Inc.

by:	by:	James J. Vincenzo
its:		CFO

Dated:	Dated: